Exhibit 4.2
































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                 DEAN WITTER SELECT EQUITY TRUST
               SELECT 10 INDUSTRIAL PORTFOLIO 97-3
                    REFERENCE TRUST AGREEMENT


          This Reference Trust Agreement dated           , 1997
between DEAN WITTER REYNOLDS INC., as Depositor, and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document enti-tled "Dean Witter Select Equity Trust, Trust Indenture and Agree-ment" (the "Basic Agreement") dated September 30, 1993. Such provisions as are incorporated by reference constitute a single instrument (the "Indenture").


                        WITNESSETH THAT:

          In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

                               I.

             STANDARD TERMS AND CONDITIONS OF TRUST

          Subject to the provisions of Part II hereof, all the provisions contained in the Basic Agreement are herein incorpo-rated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument except that the Basic Agreement is hereby amended as follows:

          A. The first sentence of Section 2.01 is amended to add the following language at the end of such sentence:
     "and/or cash (or a letter of credit in lieu of cash) with instructions to the Trustee to purchase one or more of such Securities which cash (or cash in an amount equal to the face amount of the letter of credit), to the extent not used by the Trustee to purchase such Securities within the 90-day period following the first deposit of Securities in the Trust, shall be distributed to Unit Holders on the Distribu-tion Date next following such 90-day period or such earlier date as the Depositor and the Trustee determine".

          B. The first sentence of Section 2.06 is amended to add the following language after "Securities"))": "and/or cash (or a letter of credit in lieu of cash) with instruc-tions to the Trustee to purchase one or more Additional Secu-rities which cash (or cash in an amount equal to the face amount of the letter of credit), to the extent not used by



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     the Trustee to purchase such Additional Securities within the
     90-day period following the first deposit of Securities in the Trust, shall be distributed to Unit Holders on the Dis-tribution Date next following such 90-day period or such ear-lier date as the Depositor and the Trustee determine".

          C.   Article III, entitled "Administration of Trust",
     Section 3.01 Initial Cost shall be amended as follows:

               (i)  the first part of the first sentence of
          Section 3.01 Initial Cost shall be amended to substitute the following language before the phrase "provided, however":

                    "With respect to the Trust, the cost of the
               preparation, printing and execution of the Certifi-cates, Indenture, Registration Statement and other documents relating to the Trust, Federal and State registration fees and costs, the initial fees and expenses of the Trustee, legal and auditing expenses and other out-of-pocket organizational expenses, to the extent not borne by the Sponsor, shall be paid by the Trust;"

          D. The third paragraph of Section 3.05 is hereby amended to add the following sentence after the first sen-tence thereof: "Depositor may direct the Trustee to invest the proceeds of any sale of Securities not required for the redemption of Units in eligible money market instruments selected by the Depositor which will include only negotiable certificates of deposit or time deposits of domestic banks which are members of the Federal Deposit Insurance Corpora-tion and which have, together with their branches or subsid-iaries, more than $2 billion in total assets, except that certificates of deposit or time deposits of smaller domestic banks may be held provided the deposit does not exceed the insurance coverage on the instrument (which currently is $100,000), and provided further that the Trust's aggregate holding of certificates of deposit or time deposits issued by the Trustee may not exceed the insurance coverage of such obligations and U.S. Treasury notes or bills (which shall be held until the maturity thereof) each of which matures prior to the earlier of the next following Distribution Date or 90 days after receipt, the principal thereof and interest thereon (to the extent such interest is not used to pay Trust expenses) to be distributed on the earlier of the 90th day after receipt or the next following Distribution Date."

          E. The first sentence of each of Sections 3.10, 3.11 and 3.12 is amended to insert the following language at the



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     beginning of such sentence, "Except as otherwise provided in
     Section 3.13,".

          F.   The following new Section 3.13 is added:

          Section 3.13. Extraordinary Event - Security Retention and Voting. In the event the Trustee is notified of any action to be taken or proposed to be taken by holders of the securities held by the Trust in connection with any proposed merger, reorganization, spin-off, split-off or split-up by the issuer of stock or securities held in the Trust, the Trustee shall take such action or refrain from taking any action, as appropriate, so as to insure that the securities are voted as closely as possible in the same manner and in the same general proportion as are the securities held by owners other than the Trust. If stock or securities are received by the Trustee, with or without cash, as a result of any merger, reorganization, spin-off, split-off or split-up by the issuer of stock or securities held in the Trust, the Trustee at the direction of the Depositor may retain such stock or securities in the Trust. Neither the Depositor nor the Trustee shall be liable to any person for any action or failure to take action with respect to this section.

          G. Section 1.01 is amended to add the following defi-nition: (9) "Deferred Sales Charge" shall mean any deferred sales charge payable in accordance with the provisions of
     Section 3.12 hereof, as set forth in the prospectus for a Trust. Definitions following this definition (9) shall be renumbered.

          H. Section 3.05 is hereby amended to add the following paragraph after the end thereof: On each Deferred Sales Charge payment date set forth in the prospectus for a Trust, the Trustee shall pay the account created pursuant to Section
     3.12 the amount of the Deferred Sales Charge payable on each such date as stated in the prospectus for a Trust. Such amount shall be withdrawn from the Principal Account from the amounts therein designated for such purpose.

          I. Section 3.06B(3) shall be amended by adding the following: "and any Deferred Sales Charge paid".

          J. Section 3.08 shall be amended by adding the follow-ing at the end thereof: "In order to pay the Deferred Sales Charge, the Trustee shall sell or liquidate an amount of Securities at such time and from time to time and in such manner as the Depositor shall direct such that the proceeds of such sale or liquidation shall equal the amount required




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     to be paid to the Depositor pursuant to the Deferred Sales
     Charge program as set forth in the prospectus for a Trust.

          K.   Section 3.12 shall be added as follows:

          Section 3.12. Deferred Sales Charge. If the prospectus for a Trust specifies a Deferred Sales Charge, the Trustee shall, on the dates specified in and as permitted by the pro-spectus, withdraw from the Income Account if such account is designated in the prospectus as the source of the payments of the Deferred Sales Charge, or to the extent funds are not available in that account or if such account is not so desig-nated, from the Principal Account, an amount per Unit speci-fied in the prospectus and credit such amount to a special, non-Trust account maintained at the Trustee out of which the Deferred Sales Charge will be distributed to the Depositor. If the Income Account is not designated as the source of the Deferred Sales Charge payment or if the balances in the Income and Principal Accounts are insufficient to make any such withdrawal, the Trustee shall, as directed by the Depos-itor, either advance funds, if so agreed to by the Trustee, in an amount equal to the proposed withdrawal and be entitled to reimbursement of such advance upon the deposit of addi-tional monies in the Income Account or the Principal Account, sell Securities and credit the proceeds thereof to such spe-cial Depositor's account or credit Securities in kind to such special Depositor's Account. Such directions shall identify the Securities, if any, to be sold or distributed in kind and shall contain, if the Trustee is directed by the Depositor to sell a Security, instructions as to execution of such sales. If a Unit Holder redeems Units prior to full payment of the Deferred Sales Charge, the Trustee shall, if so provided in the prospectus, on the Redemption Date, withhold from the Redemption Price payment to such Unit Holder an amount equal to the unpaid portion of the Deferred Sales Charge and dis-tribute such amount to such special Depositor's account or, if the Depositor shall purchase such Unit pursuant to the terms of Section 5.02 hereof, the Depositor shall pay the Redemption Price for such Unit less the unpaid portion of the Deferred Sales Charge. The Depositor may at any time instruct the Trustee to distribute to the Depositor cash or Securities previously credited to the special Depositor's account.

                               II.

              SPECIAL TERMS AND CONDITIONS OF TRUST

          The following special terms and conditions are hereby agreed to:



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          A.   The Trust is denominated Dean Witter Select Equity
Trust, Select 10 Industrial Portfolio 97-3 (the "Select 10
Trust").

          B. The publicly traded stocks listed in Schedule A hereto are those which, subject to the terms of this Indenture, have been or are to be deposited in trust under this Indenture.

          C.   The term, "Depositor" shall mean Dean Witter
Reynolds Inc.

          D.   The aggregate number of Units referred to in Sec-
tions 2.03 and 9.01 of the Basic Agreement is        for the
Select 10 Trust.

          E.   A Unit is hereby declared initially equal to
1/      th for the Select 10 Trust.

          F.   The term "In-Kind Distribution Date" shall mean
           ,     .

          G.   The term "Record Dates" shall mean            ,
    ,              ,     ,             ,      and            ,
     and such other date as the Depositor may direct.

          H.   The term "Distribution Dates shall mean
  ,     ,             ,     ,              ,      and
  ,      and such other date as the Depositor may direct.

          I.   The term "Termination Date" shall mean
              ,     .

          J. For purposes of this Series -- Dean Witter Select Equity Trust, Select 10 Industrial Portfolio 97-3 -- the form of Certificate set forth in this Indenture shall be appropriately modified to reflect the title of this Series and such of the Spe-cial Terms and Conditions of Trust set forth herein as may be appropriate.

          K. The Depositor's Annual Portfolio Supervision Fee shall be a maximum of $0.25 per 100 Units.

          L.   The Trustee's Annual Fee as defined in Section 6.04
of the Indenture shall be $     per 100 Units.

          M. For a Unit Holder to receive "in-kind" distribu-tion, such Unit Holder must tender at least 2,500 Units for redemption, either during the life of the Trust, or at its termination.




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          (Signatures and acknowledgments on separate pages)